Exhibit 99.1

Zscaler Announces Departure of COO; Provides Date for Third Quarter Earnings Release

SAN JOSE, Calif. – May 2, 2018 – Zscaler, Inc. (NASDAQ: ZS), the leader in cloud security, today announced that William Welch has resigned as the company’s chief operating officer. Mr. Welch will remain with the company through May 14, 2018.

Mr. Welch said, “It has been a pleasure working with Jay and the Zscaler team. Zscaler is extremely well-positioned to secure customers’ IT transformation to the cloud, and I wish the team all the best going forward. I am excited to pursue my career aspirations to take on a more senior executive role at a leading technology company.”

“We thank Bill for his many contributions and wish him the best of luck,” said Jay Chaudhry, CEO of Zscaler. “We have strong sales leaders running our Americas and international markets, who will continue to drive our business. Bill’s decision had no impact on our third quarter financial results, which we will report on June 6, 2018.”

This press release contains express and implied forward-looking statements that involve risks and uncertainties, including statements regarding the industry in which Zscaler operates. These forward-looking statements are not historical facts and instead are based on Zscaler’s current expectations, estimates, opinions, and beliefs. Consequently, you should not rely on these forward-looking statements. The accuracy of such forward-looking statements depends upon future events and involves risks, uncertainties, and other factors beyond Zscaler’s control that may cause these statements to be inaccurate and cause its actual results, performance or achievements to differ materially and adversely from those anticipated or implied by such statements, and other risks detailed in its filings with the SEC. Zscaler’s SEC filings are available on the Investor Relations section of the company’s website at zscaler.com and on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this press release and, except as required by law, we assume no obligation to update forward-looking statements to reflect actual results or subsequent events or circumstances.

About Zscaler

Zscaler enables the world’s leading organizations to securely transform their networks and applications for a mobile and cloud-first world. Its flagship services, Zscaler Internet Access and Zscaler Private Access, create fast, secure connections between users and applications, regardless of device, location, or network. Zscaler services are 100% cloud delivered and offer the simplicity, enhanced security, and improved user experience that traditional appliances or hybrid solutions are unable to match. Used in more than 185 countries, Zscaler operates a massive, global cloud security platform that protects thousands of enterprises and government agencies from cyberattacks and data loss. Learn more at zscaler.com or follow us on Twitter @zscaler.

Zscaler ™ is a registered trademarks of Zscaler, Inc. in the United States and/or other countries.

Media Relations Contact:

Angel Badagliacco

Manager, PR

(408) 313-5358

abadagliacco@zscaler.com

Investor Relations Contact:

Bill Choi, CFA

Vice President, Investor Relations

(669) 255-0767

IR@zscaler.com